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                                                                   EXHIBIT 10.80

June 24, 2003


Ms. Sylvia McBrinn
9 Dorset Lane
Bedminster, NJ  07921

Dear Sylvia:

         I am very pleased to offer you a position at Andrx ("Andrx"), upon the following terms:

(1)      Position:          Executive Vice President, Branded Pharmaceuticals

(2)      Reporting to:      Richard J. Lane, Chief Executive Officer

(3)      Salary:            $275,000 annually

(4)      Stock Options:     Non-qualified stock options to purchase 15,000
                            shares of Andrx's common stock. Although the actual stock option grant, vesting schedule, and exercise price of these options will be determined by the Andrx Board at their next meeting, we anticipate that these options will vest annually over a four year period of time. Additional options will likely be granted. Your target grant will be 30,000 shares annually.

(5)     Restricted Stock:   In accordance with our Restricted Stock Program, we
                            will recommend to the Andrx Board that you be granted 5,000 shares of Andrx's common stock.
                            Although the actual grant of restricted shares must be approved by the Board, it is anticipated that the shares will vest annually over a five year period.

(6)      Target Bonus:      You will be eligible for a target bonus of 45% with
                            a potential maximum of 67 1/2% of salary. As this bonus program has only just been implemented at Andrx, achievement of this bonus in 2003 will be dependent on 2003 Andrx revenues and pretax earnings. In 2004, we plan to base bonuses on a mixture of Company and individual performance metrics.

(7)      Car Allowance:     Andrx will pay you a car allowance of $600 per
                            month.

(8)      Termination:       In the event that your employment is terminated by
                            Andrx at any time prior to December 31, 2004, without "cause," you shall be entitled to (i) at least one year's compensation at your then current annual salary together with the prior year's bonus
                            (or the Target Bonus if termination occurred during your first year of employment) and (ii) the immediate vesting of that portion of the foregoing
                            Andrx stock options and restricted stock awards that would have vested in the next 12 months, also, (iii) continuation of medical and dental benefits

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Ms. Sylvia McBrinn
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                            for employee and family, at employee rates, for a
                            period equal to the duration of cash compensation included in (i).

                            During the one year period after a "change of control," in the event that your employment is terminated by Andrx or any successor entity without "cause" or you voluntarily terminate your employment for "good reason," you shall be entitled to (i) at least three year's compensation at your then current annual salary together with three times the prior year's bonus (or the Target Bonus if termination occurred during your first year of employment) (ii) and the immediate vesting of that portion of the foregoing Andrx stock options and restricted stock awards that would have vested in the next 36 months and continuation of medical and dental benefits for employee and family at employee rates for a period of 12 months. This provision is distinct and separate from any provisions relating to the Confidentiality and Non-Competition Agreement.

                            For the foregoing purposes, (i) a change of control shall be deemed to have occurred if there occurs a "change of control" as defined in Rule 12 b-2 promulgated under the Securities Exchange Act of 1934; (ii) "cause" shall mean (a) the commission of a criminal act by you, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job, (b) actions by you which cause Andrx`s reputation or image to materially suffer, (c) a breach by you of your Confidentiality and Non-Competition agreement, and
                            (d) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee's employment; (iii) "good reason" shall mean any decrease in your salary without "cause" or any material change in your job responsibilities without "cause."

(9)      Relocation:        Upon presentation of appropriate substantiating
                            documentation, Andrx shall reimburse you for relocation expenses and temporary living expenses, (including any tax gross ups), which you reasonably incur while (i) maintaining a temporary residence after you report for work for up to four months,
                            (ii) closing costs related to the sale of your home in New Jersey and the purchase of a home in Florida,
                            (iii) moving expenses from New Jersey and (iv)
                            "gross up" of any amounts paid to you for relocation which are taxable to you. In the event you resign without good reason before completing one full year of employment by Andrx, you shall be required to repay 100% of the reimbursed relocation expenses to Andrx. Such amount shall be reduced to 66.66% if you thereafter resign before completing two full years of employment and shall be further reduced to 33.33% if you thereafter resign before completing three full years of employment. Although you are free to choose any moving company you like, we

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Ms. Sylvia McBrinn
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                            suggest you ask Allied Van Lines, with whom we have
                            a corporate discount program, for a quote.

(10)     Benefits:          Andrx maintains a 401(k) plan and makes a matching
                            contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws. Andrx also maintains group medical
                            (HMO or POS), dental and life insurance plans for all of its full-time employees and their families.
                            As a member of our professional team, you and your family will be entitled to immediately participate
                            (beginning the first day of the month after you begin work) in our medical insurance plan. These and other benefits you will receive as an Andrx employee are described in the enclosed materials.

(11)     Other Benefits:    The Company will provide you with annual membership
                            in the local country club. However, you will be responsible for non-business related expenses which you incur.

(12)     Vacation:          You will be entitled to four weeks of vacation per
                            year

(13)     Report Date:       As soon as possible

         This offer of employment assumes that your employment by Andrx and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party and such assumption is a condition of your employment. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of our standard Confidentiality and Non-Competition Agreement will also be a condition of your employment.

         I am sure that you will find the environment here at Andrx both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call me.

         Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-585-1888) or by mail.

                                        Sincerely,

                                        /s/ Ian J. Watkins
                                        ---------------------------------------
                                        Ian J. Watkins
                                        Senior Vice President, Human Resources

AGREED TO AND ACCEPTED ON
THIS 10th DAY OF July, 2003


/s/ SYLVIA McBRINN
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Sylvia McBrinn